EXHIBIT 99.01

American Liberty Petroleum Corp. signs LOI with Avant Diagnostics Inc.

Houston, Texas (Monday, September 15, 2014) – American Liberty Petroleum Corp. announces the signing of a Letter of Intent (‘LOI’) with Avant Diagnostics Inc., a medical technology company developing cutting edge medical diagnostic tests, including OvaDx®, a Pre-Symptomatic Ovarian Cancer Screening Test.

“Throughout 2014, American Liberty Petroleum Corp.’s management team focused on the acquisition of operations to accelerate shareholder value. The proposed acquisition of Avant Diagnostics Inc. not only has the opportunity to bring value to our shareholders, but its test OvaDx® has the opportunity to change and save lives,” said Robert C. Rhodes, American Liberty Petroleum Corp.’s Chief Executive Officer. “Upon closing the acquisition, we plan to accelerate the development of Avant Diagnostic Inc.’s first test as well as start development of new tests.”

The letter of intent for acquisition of Avant Diagnostics Inc. contemplates a closing date by October 1st, 2014, based upon successful conclusion of due diligence by both parties. As due diligence progresses, we expect to provide further details to our shareholders.

About American Liberty Petroleum Corp.

American Liberty Petroleum Corp. (‘OREO’, http://americanlibertypetroleum.com/) is a fully reporting, development stage publicly traded company seeking acquisitions in the Gulf Coast oil & gas services business segment. OREO’s current management team, Robert C. Rhodes (CEO) and Steven M. Plumb (CFO), are actively involved in the search for acquisitions.

About Avant Diagnostics Inc.

Avant Diagnostics, Inc. (‘Avant’, http://avantdiagnostics.com) is a medical technology company based on the completion of the human genome sequencing project. Avant is developing specialized tests that are cutting edge in medical diagnostic testing and the OvaDx® Pre-Symptomatic Ovarian Cancer Screening Test is a leading breakthrough in commercializing these tests.

Genetic research is increasingly focused on identifying the variations of the specific genes in the genome. These variations are what define individual characteristics, including disease states or a statistical propensity for disease. The implications are far-reaching and impact not only the research community, but also the individual patients and the medical providers. Diagnostic tests that detect diseases very early in their progression will provide options for earlier treatments that may improve the patient’s quality of life and prognosis by delaying or preventing disease progression or even death. Medical providers will incur major cost savings by avoiding costly late stage disease treatments.

Safe Harbor

The statements in this press release that relate to American Liberty Petroleum Corp.’s expectations with regard to the future impact on American Liberty Petroleum Corp.'s results from new products and services in development, including any planned acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements might not occur. American Liberty Petroleum Corp. undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in American Liberty Petroleum Corp.'s plans or expectations.

Investor Contact

Robert C. Rhodes
American Liberty Petroleum Corp.
investors@americanlibertypetroleum.com

Steven Scott or Gregg Linn
Avant Diagnostics, Inc.
investors@avantdiagnostics.com